Exhibit 99.1

Flexsteel Industries, Inc. Reports Second Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--February 4, 2019--Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States, today reported second quarter and fiscal year-to-date financial results.

Operating Results

Net sales for the quarters ended December 31, (in millions):

	2018	2017	$ Change	% Change
Residential	$99.4	$110.8	$(11.4)	-10.3%
Contract	19.0	18.6	0.4	2.2%
Total	$118.4	$129.4	$(11.0)	-8.5%

Net sales for the six months ended December 31, (in millions):

	2018	2017	$ Change	% Change
Residential	$195.4	$212.6	$(17.2)	-8.1%
Contract	36.4	36.6	(0.2)	-0.5%
Total	$231.8	$249.2	$(17.4)	-7.0%

Net sales were $118.4 million for the quarter compared to record net sales of $129.4 million in the prior year quarter, a decrease of 8.5%. Net sales were $231.8 million for the six months ended December 31, 2018, a decrease of 7.0% from the prior year period. For both the quarter and the six-month period compared to prior year, lower residential net sales were primarily driven by decreased unit volume in residential ecommerce product, followed by lower unit volume in home furnishings products. Overall, on a sequential quarter basis, residential product unit volume excluding products sold through ecommerce distribution, improved by a percentage in the low-single digits.

Higher second quarter contract net sales were primarily driven by double-digit increased volume in recreational vehicle and healthcare products offset by the delivery timing of hospitality products and the previously disclosed plan to decrease sales to certain commercial office product customers.

Gross margin as a percent of net sales for the quarter ended December 31, 2018 was 18.2%, compared to 21.2% for the prior year quarter. For the six months ended December 31, 2018, gross margin as a percent of net sales was 18.7%, compared to 21.5% for the prior year period. The quarter and six-month period decrease in gross margin as a percentage of net sales was primarily driven by increased labor and raw material costs, partially offset by sell price increases. Labor costs moderated but remained higher than expected and accounted for approximately 130 basis point decrease for the second quarter and 160 basis point decrease for the six months ended December 31, 2018 versus the comparable prior year periods. Raw material price increases, primarily in polyurethane and plywood, resulted in approximately 60 basis points and 100 basis points of gross margin deterioration during the second quarter and six-month period compared to the prior year quarter and six-month period, respectively. Onetime costs associated with the relocation of equipment and inventory to the new Dubuque manufacturing facility in the second quarter resulted in an adverse impact to gross margin of 40 basis points for the quarter and 20 basis points for the six months ended December 31, 2018. The move is expected to be completed during the third fiscal quarter of 2019. Consistent with ASC 606, the classification of certain rebates as a reduction of sales adversely impacted both the quarter and six-month period results by approximately 80 basis points as compared to prior year periods.

Selling, general and administrative (SG&A) expenses were 16.4% of net sales in the second quarter, compared to 15.2% of net sales in the second quarter of fiscal 2018. For the six months ended December 31, 2018, SG&A expenses were 17.1% compared to 15.2% in the prior year period. The Company’s SG&A expenses increased 50 basis points during the second quarter due to the transition of SAP consulting services from capitalizable development services to stabilization maintenance services.

The Company incurred $0.7 million pre-tax SG&A expense, or 60 basis points, during the quarter ended December 31, 2018 due to expenses associated with the appointment of Jerry Dittmer as President and Chief Executive Officer. On an after-tax basis, the expense represents $0.5 million or $0.07 per share. SG&A expenses for the six months also included $1.3 million pre-tax expense for one-time severance and ancillary costs related to the retirement of the former president and chief executive officer. On an after-tax basis, the expense represents $1.0 million or $0.13 per share.

During the prior fiscal year six-month period, the Company completed a $6.5 million sale of a facility and recognized a pre-tax gain of $1.8 million. On an after-tax basis, the gain represents $1.3 million or $0.16 per share.

The effective tax rate for the second quarter was 27.5% compared to 21.1% in the prior year quarter. For the six months ended December 31, 2018, the effective tax rate was 27.3% compared to 30.2% in the prior year period. The prior year quarter was positively impacted by a one-time adjustment for the passage of the Tax Cuts and Jobs Act (Tax Reform).

The above factors resulted in net income of $1.6 million or $0.20 per share for the quarter ended December 31, 2018, compared to $6.2 million or $0.78 per share in the prior year quarter. For the six months ended December 31, 2018, net income was $2.9 million or $0.36 per share compared to $12.4 million or $1.56 per share in the prior year period.

All earnings per share amounts are on a diluted basis.

Liquidity

Working capital (current assets less current liabilities) at December 31, 2018 was $137 million compared to $149 million at June 30, 2018. Changes in working capital included an increase of $2 million in accounts payable and $2 million in other current assets and decreases of $8 million in investments and $2 million in inventory and $2 million cash and cash equivalents.

For the six months ended December 31, 2018, capital expenditures were $17.5 million including $13.3 million for the construction of a new manufacturing facility.

Outlook

In addition to delivering on sales growth opportunities, management is focused on making progress in three key areas to improve operating results:

  SAP stabilization and finalizing the future roll out plan;
  Productivity improvement and operational execution; and
  Current and future tariff mitigation.

SAP Stabilization and Future Planning Status

With the partial implementation of the new business information system in fiscal fourth quarter of 2018, the Company experienced higher than expected disruption to customers that resulted in service level penalties and volume impacts. These disruptions and higher costs extended into the first fiscal quarter of 2019. During the second fiscal quarter of 2019, the implementation team reorganized, including bringing in new leadership and implementing a long-term support structure. This team made significant progress in system stabilization and customer service level improvement back to near normal rates. Because of the large order volumes and quick ship requirements, the ecommerce channel requires time to rebuild credibility through consistent and flawless delivery execution after disappointing customers. Therefore, the rate of recovery is paced to the Company’s ability to sustain service levels consistent with historically normal and expected performance.

Upon further review and consideration of the first deployment of SAP S/4 HANA and the Company’s poor execution due primarily to applicability of system design and solution, Company readiness and resourcing constraints, the Company is re-evaluating the solution, the business needs, resource capability, and the timeline and cost of moving forward. This re-evaluation includes analyzing the total investment to date, the viability of that investment to fulfill the needs of the business and the probability of success of migrating the remaining portions of the business without significant rework of the system design and undergoing deeper business process transformation.

The Company’s balance sheet at December 31, 2018 includes $26 million in net book value related to the SAP business information system. In the fourth quarter of fiscal 2018, the Company stated that it would complete the remaining deployment of SAP during fiscal 2020. The Company no longer believes this timeline is achievable. Instead, the Company will be completing the re-evaluation activities as described above with a thorough evaluation of the work completed to date, its usefulness in the context of further implementation, the implications of that assessment, mainly financial in nature, the provision of a revised scope, if applicable, and an outlook on timing and cost of project completion. The Company expects this re-evaluation and go forward plan to be completed by the end of this fiscal year.

Productivity and Operational Execution

Excluding labor inefficiencies attributable to the Dubuque manufacturing facility relocation, labor costs in the second quarter improved compared to first quarter results as the Company reduced excess labor capacity. While labor efficiency and utilization continued to be a challenge in the quarter, management is identifying and implementing additional initiatives to further mitigate increased labor costs, enhance service levels and reduce lead times.

Tariff Mitigation

The Company has worked to reduce Chinese sourced product costs in order to mitigate the size of sell price increases passed through to the marketplace during the first tariff implementation in September 2018. Although difficult to quantify, the Company believes there has been an adverse impact on order rates due to the current tariff level as some retailers have altered buying patterns and quantities since tariff implementation.

The Company anticipates additional volume declines if the tariff is escalated to 25% in March 2019. In preparation for the potential 25% tariff, the Company is aggressively working on supply chain realignment to provide cost reductions and mitigate price increases. Depending on the level of price increase at wholesale, which passes through to retail, there could be significant volume contraction in residential home furnishings. Inability to reduce Chinese sourced product costs or pass through pricing to mitigate the tariffs poses significant risk to current and future earnings.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other contract applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED) (in thousands)

	December 31,	June 30,
	2018	2018

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$25,581	$27,750
Investments	7,985	15,951
Trade receivables, net	42,685	41,253
Inventories	93,905	96,204
Other	10,419	8,476
Total current assets	180,575	189,634

NONCURRENT ASSETS:
Property, plant, and equipment, net	102,614	90,725
Other assets	3,901	3,934

TOTAL	$287,090	$284,293

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$18,978	$17,228
Accrued liabilities	24,688	23,701
Total current liabilities	43,666	40,929

LONG-TERM LIABILITIES:
Other long-term liabilities	1,638	1,666
Total liabilities	45,304	42,595

SHAREHOLDERS’ EQUITY	241,786	241,698

TOTAL	$287,090	$284,293

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
NET SALES	$118,352	$129,392	$231,839	$249,226
COST OF GOODS SOLD	(96,878)	(101,990)	(188,574)	(195,684)
GROSS MARGIN	21,474	27,402	43,265	53,542
SELLING, GENERAL AND ADMINISTRATIVE	(19,371)	(19,679)	(39,567)	(37,915)
GAIN ON SALE OF FACILITY	--	--	--	1,835
OPERATING INCOME	2,103	7,723	3,698	17,462
OTHER INCOME	58	158	239	299
INCOME BEFORE INCOME TAXES	2,161	7,881	3,937	17,761
INCOME TAX PROVISION	(595)	(1,660)	(1,075)	(5,360)
NET INCOME	$1,566	$6,221	$2,862	$12,401

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,885	7,847	7,880	7,839
Diluted	7,917	7,937	7,922	7,931

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.20	$0.79	$0.36	$1.58
Diluted	$0.20	$0.78	$0.36	$1.56

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands)

	Six Months Ended
	December 31,
	2018	2017
OPERATING ACTIVITIES:
Net income	$2,862	$12,401
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,734	3,633
Stock-based compensation expense	871	592
Deferred income taxes	(35)	720
Change in provision for losses on accounts receivable	(86)	(75)
Gain on disposition of capital assets	(42)	(1,794)
Changes in operating assets and liabilities	3,626	(14,177)
Net cash provided by operating activities	10,930	1,300

INVESTING ACTIVITIES:
Net proceeds from (purchases of) investments	7,943	(2,054)
Proceeds from sale of capital assets	42	6,152
Capital expenditures	(17,462)	(12,902)
Net cash used in investing activities	(9,477)	(8,804)

FINANCING ACTIVITIES:
Dividends paid	(3,463)	(3,290)
Proceeds from issuance of common stock	52	51
Shares issued to employees, net of shares withheld	(211)	(552)
Net cash used in financing activities	(3,622)	(3,791)

Decrease in cash and cash equivalents	(2,169)	(11,295)
Cash and cash equivalents at beginning of period	27,750	28,874
Cash and cash equivalents at end of period	$25,581	$17,579

CONTACT:
Donni Case, Financial Profiles 310.622.8224
Allyson Pooley, Financial Profiles 310.622.8230
FLXS@finprofiles.com